EXHIBIT 10.1

[PREPAID FORWARD]

Apria Healthcare Group Inc.
26220 Enterprise Court
Lake Forest, CA 92630

Credit Suisse First Boston Capital LLC
Eleven Madison Avenue
New York, NY 10010

External ID: [ ] - Risk ID: [ ]

Dear Sirs,

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Prepaid Share Forward Transaction entered into between us on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.

In this Confirmation, “CSFB” means Credit Suisse First Boston Capital LLC, “Counterparty” means Apria Healthcare Group Inc. and “Agent” means Credit Suisse First Boston LLC, solely in its capacity as agent for CSFB and Counterparty.

1.

The definitions and provisions contained in the 2000 ISDA Definitions (together with the Annex thereto, the “2000 Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “2002 Definitions” and, together with the 2000 Definitions, the “Definitions”), each as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the 2000 Definitions and the 2002 Definitions, the 2002 Definitions will govern. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern. The Transaction shall be deemed to be a Share Forward Transaction within the meaning set forth in the Equity Definitions.

This Confirmation shall supplement, form a part of and be subject to an agreement (the “Agreement”) in the form of the 1992 ISDA Master Agreement (Multicurrency – Cross Border) (the “ISDA Form”), as published by the International Swaps and Derivatives Association, Inc., as if CSFB and Counterparty had executed the ISDA Form (without any Schedule thereto) on the Trade Date. All provisions contained in the Agreement are incorporated into and shall govern this Confirmation except as expressly modified below. This Confirmation evidences a complete and binding agreement between you and us as to the terms of the Transaction to which this Confirmation relates and replaces any previous agreement between us with respect to the subject matter hereof. This Confirmation, together with all other confirmations or agreements between us referencing the ISDA Form, shall be deemed to supplement, form part of and be subject to the same, single Agreement. The Agreement and each Confirmation thereunder will be governed by and construed in accordance with the laws of the State of New York without reference to choice of law doctrine and each party hereby submits to the jurisdiction of the Courts of the State of New York.

2.	The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	January 16, 2004

Seller:	CSFB

Buyer:	Counterparty

Shares:	The common stock, par value USD 0.001 per share, of Apria Healthcare Group Inc., a Delaware corporation (Symbol: AHG) (also referred to herein as the "Issuer").

Number of Shares:	1,730,703

Prepayment:	Applicable

Prepayment Amount:	USD 50,000,000

Exchange:	The New York Stock Exchange

Related Exchange(s):	All Exchanges

Settlement Terms:

Physical Settlement:	Applicable

Scheduled Settlement Date:	June 16, 2004

Settlement Date:	The Scheduled Settlement Date, unless the provisions of Extended Settlement Date apply.

Extended Settlement Date:

If, on the Scheduled Settlement Date (or an Extended Settlement Date, in the event that the Settlement Date has been extended), CSFB has not completed its hedge of this Transaction by such Settlement Date, then the Settlement Date shall be extended to the date that is one month later than the Settlement Date that would otherwise apply.

Dividends:

Dividend:	Any dividend or distribution, whether in cash or in kind, on the Shares

Dividend Amount:	An amount in U.S. Dollars for any Dividend for which the ex-dividend date falls within a regular dividend period of the Issuer.

Payment Obligation in Respect of Dividends:

In the event of any Dividend, CSFB shall make a cash payment to Counterparty, on the date such Dividend is paid to holders of Shares, in an amount equal to the product of (i) the Number of Shares on the ex-dividend date for such Dividend and (ii) the Dividend Amount, as determined by the Calculation Agent.

Excess Dividend Amount:	For the avoidance of doubt, all references to the Excess Dividend Amount shall be deleted from Section 9.2(a)(iii) of the 2002 Definitions.

Share Adjustments:

Potential Adjustment Events:

If an event occurs that constitutes both a Potential Adjustment Event under Section 11.2(e)(ii)(C) of the 2002 Definitions and a Spin-off as described below, it shall be treated hereunder as a Spin-off and not as a Potential Adjustment Event.

Method of Adjustment:	Calculation Agent Adjustment

Spin-off:

A distribution of New Shares (the “Spin-off Shares”) of a subsidiary of the Issuer (the “Spin-off Issuer”) to holders of the Shares (the “Original Shares”). With respect to a Spin-off, “New Shares” shall have the meaning provided in Section 12.1(i) of the 2002 Definitions except that the phrase immediately preceding clause (i) thereof shall be replaced by the following: “‘New Shares’ means ordinary or common shares of the Spin-off Issuer that are, or that as of the ex-dividend date of such Spin-off are scheduled promptly to be,”.

Consequences of Spin-offs:

As of the ex-dividend date of a Spin-off, (i) “Shares” shall mean the Original Shares and the Spin-off Shares; (ii) the Transaction shall continue but as a Share Basket Forward Transaction with a Number of Baskets equal to the Number of Shares prior to such Spin-off, and each Basket shall consist of one Original Share and a number of Spin-off Shares that a holder of one Original Share would have been entitled to receive in such Spin-off; and (iii) the Calculation Agent shall make such adjustments to the exercise, settlement, payment or any other terms of the Transaction as the Calculation Agent determines appropriate to account for the economic effect on the Transaction of such Spin-off, which may, but need not, be determined by reference to the adjustment(s) made in respect of such Spin-off by an options exchange to options on the Shares traded on such options exchange. As of the ex-dividend date of any subsequent Spin-off, the Calculation Agent shall make adjustments to the composition of the Basket and other terms of the Transaction in accordance with the immediately preceding sentence.

Extraordinary Events:

Consequences of Merger Events:

Share-for-Share:	Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment

Share-for-Combined:	Component Adjustment

Tender Offer:	Applicable

Consequences of Tender Offers:

Share-for-Share:	Calculation Agent Adjustment

Share-for-Other:	Calculation Agent Adjustment

Share-for-Combined:	Calculation Agent Adjustment

Composition of Combined Consideration:	Not Applicable

Nationalization, Insolvency or Delisting:	Cancellation and Payment

Additional Disruption Events:

Change in Law:	Applicable

Failure to Deliver:	Not Applicable

Insolvency Filing:	Applicable

Hedging Disruption:

Applicable; provided, however, that the phrase “the Hedging Party may elect . . . by one party to another.” in Section 12.8(b)(iii) shall be replaced with the phrase “the Hedging Party shall give written notice thereof, through the Agent, to the Non-Hedging Party. Upon receipt of such notice by Non-Hedging Party, the parties will, in good faith, negotiate an amendment to the Transaction to extend the Settlement Date.”

Increased Cost of Hedging:	Not Applicable

Loss of Stock Borrow:	Not Applicable

Increased Cost of Stock Borrow:	Not Applicable

Hedging Party:	CSFB

Determining Party:	CSFB

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

Credit Support Documents:	Counterparty: None

CSFB

Guarantee, dated May 16, 2001, made by Credit Suisse First Boston (USA), Inc. (as CSFB's Credit Support Provider) in favor of each and every counterparty to financial transactions with its wholly-owned subsidiary, Credit Suisse First Boston Capital LLC (the "Guarantee")

The parties hereto acknowledge that this Transaction is not secured by any collateral that would otherwise secure the obligations of Counterparty herein under pursuant to the Agreement. Without limiting the generality of the foregoing, this Transaction will not be considered to create obligations covered by any collateral credit support annex to the Agreement and will be disregarded for the purposes of calculating any exposures pursuant to any such annex.

1.	Account Details:

Payments to CSFB:	Citibank, NA ABA: 021-000-089 A/c #: 30459883 A/c name: Credit Suisse First Boston Capital LLC

Payments to Counterparty:	To be advised under separate cover or telephone confirmed prior to the Trade Date

Delivery of Shares to Counterparty:	To be advised

Office:	Neither CSFB nor Counterparty is a Multibranch Party.

Calculation Agent:	CSFB

3.	Other Provisions:

           Additional Representations and Warranties of Counterparty:

                   Counterparty hereby represents and warrants to CSFB as of the date hereof that:

1.

Counterparty has entered into this Transaction in connection with its duly authorized Share repurchase program (the “Share Repurchase Program”) publicly announced in its current report on Form 8-K as filed with the Securities and Exchange Commission (the “SEC”) on October 22, 2003 and in its quarterly report on Form 10-Q as filed with SEC on November 14, 2003 and solely for the purposes stated in such disclosures.

2.

On the Trade Date and giving effect to the Transaction, Counterparty has complied with all applicable law in connection with disclosure of all material information with respect to its business, operations or condition (financial or otherwise); and as of the date hereof and as of each day until the Settlement Date (excluding those dates on which either party delivers notice to the other party through the Agent by 9:15 a.m., New York time, directing CSFB not to conduct any purchases of Shares to hedge this Transaction on such day), is currently prohibited by law, contract or otherwise from purchasing Shares during the term of the Transaction.

3.

Counterparty is entering into the Agreement and this Confirmation in good faith and not as part of plan or scheme to evade compliance with the federal securities laws including, without limitation, Rule 10b-5 of the Securities Exchange Act (the “Exchange Act”).

4.

The Counterparty is not on the date hereof engaged in a distribution, as such term is used in Regulation M under the Exchange Act (“Regulation M”) that would preclude purchases by CSFB of the Shares or cause the Counterparty to violate any law, rule or regulation with respect to such purchases.

5.

Neither the Counterparty nor any subsidiary is, and after giving effect to the transactions contemplated hereby, will not be an “investment company” or a company “controlled” by an “investment company”, in each case within the meanings ascribed to such terms in the Investment Company Act of 1940, as amended (the “Investment Company Act”), nor is the Counterparty or any subsidiary subject to regulation under the Investment Company Act.

6.

Counterparty is, and shall be as of the date of any payment or delivery by Counterparty hereunder, solvent and able to pay its debts as they come due, with assets having a fair value greater than liabilities and with capital sufficient to carry on the businesses in which it engages.

7.

Counterparty (a) has timely filed, caused to be timely filed or will timely file or cause to be timely filed all material tax returns that are required to be filed by it as of the date hereof and (b) has paid all material taxes shown to be due and payable on said returns or on any assessment made against it or any of its property and all other material taxes, assessments, fees, liabilities or other charges imposed on it or any of its property by any governmental authority, unless in each case the same are being contested in good faith. For purposes of determining whether a tax return has been timely filed, any extensions shall be taken into account.

           Representations, Warranties and Covenants of CSFB:

With the co-operation of Counterparty, CSFB undertakes to conduct any purchases of Shares to hedge this Transaction in compliance with Rule 10b–18 of the Exchange Act as if such rule were applicable to such purchases. CSFB shall not purchase Shares on any Scheduled Trading Day on which Counterparty has provided notice to CSFB through the Agent by 9:15 a.m., New York time, directing CSFB not to conduct any purchases of Shares to hedge this Transaction on such day.

           Covenants of Counterparty:

1.

Counterparty shall notify CSFB immediately of Counterparty’s intention to purchase Shares or any other security of the Issuer that is convertible into or exchangeable for Shares in an amount that would cause CSFB to become the beneficial owner, directly or indirectly, of more than seven (7) percent of the outstanding Shares of any equity security of the Issuer. Counterparty shall not take any such action unless a period of fifteen (15) Exchange Business Days shall have elapsed after receipt of such notice by CSFB and CSFB shall not have objected in writing to such action during such period.

2.	Counterparty shall comply with Rule 10b-5 of the Exchange Act throughout the term of the Transaction.

3.	Counterparty shall notify CSFB immediately in writing, through the Agent, if Counterparty becomes, or is likely to become, subject to the restrictions set forth in Regulation M under the Exchange Act.

4.

If an Counterparty is prohibited from purchasing its shares under Regulation M, then Counterparty will use its reasonable efforts to cause such distribution to be completed or otherwise terminated as soon as reasonably practicable given the circumstances, it being understood that it is fully within Counterparty’s discretion to undertake transactions pursuant to Regulation M.

5.

On each date (excluding those dates on which either party delivers notice to the other party through the Agent by 9:15 a.m., New York time, directing CSFB not to conduct any purchases of Shares to hedge this Transaction on such day) from the date hereof to the Settlement Date (as such date may be adjusted from time to time as provided herein), Counterparty will effect all of its purchase transactions in Shares through CSFB and its affiliates.

           U.S. Private Placement Representations:

                   Each party hereby represents and warrants to the other party as of the date hereof that:

1.

It is an “accredited investor” (as defined in Regulation D under the Securities Act) and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the Transaction, and it is able to bear the economic risk of the Transaction.

2.

It is entering into the Transaction for its own account and not with a view to the distribution or resale of the Transaction or its rights thereunder except pursuant to a registration statement declared effective under, or an exemption from the registration requirements of, the Securities Act.

           Securities Contract:

The parties hereto acknowledge and agree that each of CSFB and the Agent is a “stockbroker” within the meaning of Section 101 (53A) of Title 11 of the United States Code (the “Bankruptcy Code”) and the Agent is acting as agent for CSFB and that CSFB is a “customer” of the Agent within the meaning of Section 741(2) of the Bankruptcy Code. The parties hereto further recognize that the Transaction is a “securities contract”, as such term is defined in Section 741(7) of the Bankruptcy Code, entitled to the protection of, among other provisions, Sections 555 and 362(b)(6) of the Bankruptcy Code, and that each payment or delivery of cash, Shares or other property or assets hereunder is a “settlement payment” within the meaning of Section 741(8) of the Bankruptcy Code.

           Assignment:

The rights and duties under this Confirmation may not be assigned or transferred by any party hereto without the prior written consent of the other parties hereto, such consent not to be unreasonably withheld; provided that (i) CSFB may assign or transfer any of its rights or duties hereunder to any of its affiliates without the prior written consent of Counterparty and (ii) the Agent may assign or transfer any of its rights or duties hereunder without the prior written consent of the other parties hereto to any affiliate of Credit Suisse First Boston, so long as such affiliate is a broker-dealer registered with the SEC.

           Non-Confidentiality:

The parties hereby agree that (i) effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind, including opinions or other tax analyses, provided by CSFB and its affiliates to Counterparty relating to such tax treatment and tax structure; provided that the foregoing does not constitute an authorization to disclose the identity of CSFB or its affiliates, agents or advisers, or, except to the extent relating to such tax structure or tax treatment, any specific pricing terms or commercial or financial information, and (ii) CSFB does not assert any claim of proprietary ownership in respect of any description contained herein or therein relating to the use of any entities, plans or arrangements to give rise to a particular United States federal income tax treatment for Counterparty.

           Matters relating to Credit Suisse First Boston Capital LLC and Credit Suisse First Boston LLC:

1.	Agent shall act as “agent” for CSFB and Counterparty in connection with the Transaction.

2.	Agent will furnish to Counterparty upon written request a statement as to the source and amount of any remuneration received or to be received by Agent in connection herewith.

3.	Agent has no obligation hereunder, by guaranty, endorsement or otherwise, with respect to performance of CSFB’s obligations hereunder or under the Agreement.

4.	Credit Suisse First Boston Capital LLC is an “OTC derivatives dealer” as such term is defined in the Exchange Act and is an affiliate of Agent.

5.	Credit Suisse First Boston Capital LLC is not a member of the Securities Investor Protection Corporation.

           Indemnification:

Counterparty agrees to indemnify and hold harmless CSFB, its affiliates, their respective directors, officers, employees, agents, advisors, brokers and representatives and each person who controls CSFB or its affiliates within the meaning of either the Securities Act or the Exchange Act against, and Counterparty agrees that no indemnified party shall have any liability to Counterparty or any of its affiliates, officers, directors, or employees for, any losses, claims, damages, liabilities (whether direct or indirect, in contract, tort or otherwise) or expenses, joint or several, to which any indemnified party may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions, claims, investigations or proceedings in respect thereof, whether commenced or threatened) (i) arise out of or relate to (A) actions or failures to act by Counterparty (including any misstatement or alleged misstatement of a material fact contained in a registration statement or a prospectus or in any amendment thereof or supplement thereto, or omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading) or (B) actions or failures to act by an indemnified party with the consent of Counterparty or (ii) otherwise arise out of or relate to this Transaction or any related transactions, provided that this clause (ii) shall not apply to the extent, but only to the extent, that any losses, claims, damages, liabilities or expenses of an indemnified party have resulted primarily from the gross negligence, wilful misconduct of such indemnified party or material breach of any covenant made by CSFB hereunder in which case CSFB shall indemnify Counterparty for any losses, claims, damages, liabilities (whether direct or indirect, in contract, tort or otherwise) or expenses which Counterparty may suffer as a result of such indemnified parties’ gross negligence, wilful misconduct or CSFB’s material breach of a covenant hereunder. Counterparty agrees to reimburse promptly each such indemnified party for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damages, liability, expense or action. Notwithstanding anything to the contrary in the foregoing, Counterparty will not be liable in any such case to the extent that any such loss, claim, damage, liability or expenses arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to Counterparty by or on behalf of CSFB specifically for use in connection with the preparation of a prospectus or any supplement thereto. This indemnity agreement will be in addition to any liability which Counterparty may otherwise have.

           Contribution:

If the indemnification provided for above is unavailable to an indemnified party in respect of any losses, claims, damages, liabilities or expenses referred to herein, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses, in such proportion as is appropriate to reflect not only the relative fault of Counterparty on the one hand and of CSFB on the other in connection with the statements or omissions which resulted in such losses, claims, damages, expenses or liabilities, but also any other relevant equitable considerations. The relative fault of Counterparty on the one hand and CSFB on the other shall be determined by reference to, among other things, whether the misstatement or alleged misstatement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by Counterparty or by CSFB and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. The parties agree that it would not be just and equitable if contribution pursuant to this paragraph (c) were determined by a method of allocation that does not take account of the equitable considerations referred to in this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

4.	The Agreement is further supplemented by the following provisions:

           Termination Provisions:

1.

“Specified Entity” means in relation to CSFB, Credit Support Provider, and in relation to Counterparty for the purpose of Section 5(a)(v) only, any Affiliate (as defined in Section 14) of Counterparty.

2.	“Specified Transaction” will have the meaning specified in Section 14 of the Agreement.

3.

The “Cross Default” provision of Section 5(a)(vi) will apply to CSFB and Counterparty.

For the purpose of such provision:

“Specified Indebtedness” means any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) (a) in respect of borrowed money, or (b) in respect of any Specified Transaction (except that, for this purpose only, the words “and any other entity” shall be substituted for the words “and the other party to the Agreement (or any Credit Support Provider of such other party or any applicable Specified Entity of such other party)” where they appear in the definition of Specified Transaction).

“Threshold Amount” means, in relation to CSFB and any applicable Specified Entity of CSFB, three percent (3%) of the shareholders’ equity of Credit Suisse First Boston (USA), Inc. (as CSFB’s Credit Support Provider), as shown in the most recent audited financial statements of Credit Suisse First Boston (USA), Inc., and in relation to Counterparty and any applicable Specified Entity of Counterparty, USD 10,000,000 (including the United States Dollar equivalent of obligations stated in any other currency or currency unit).

4.	The “Credit Event Upon Merger” provisions of Section 5(b)(iv) will apply to CSFB and Counterparty.

5.	The “Automatic Early Termination” provisions of Section 6(a) will not apply to CSFB or Counterparty.

6.	Payments on Early Termination. For the purpose of Section 6(e), Second Method and Loss will apply.

7.	“Termination Currency” means United States Dollars.

8.	Netting. The provisions of Section 2(c) of the Agreement will not apply.

9.

Set-Off. In addition to and without limiting any rights of set-off that a party hereto may have as a matter of law, pursuant to contract or otherwise, upon the designation or deemed designation by the relevant party of an Early Termination Date, such party shall have the right to terminate, liquidate and otherwise close out the transactions contemplated by this Confirmation pursuant to the terms hereof and thereof, and to set off any obligation that such party or any affiliate of such party may have to the other party hereunder or under any Confirmation relating to any transaction compliant with EITF Issue 00-19 – Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock – including without limitation any obligation to make any release, delivery or payment to either party pursuant any other agreement between such parties or any affiliates of such party and the other party, against any right such other party may have against such party, including without limitation any right to receive a payment or delivery pursuant to this Confirmation or any other agreement between such parties or any affiliates of a party and the other party. In the case of a set-off of any obligation to release, deliver or pay assets against any right to receive assets of the same type, such obligation and right shall be set off in kind. In the case of a set-off of any obligation to release, deliver or pay assets against any right to receive assets of any other type, the value of each of such obligation and such right shall be determined by the Calculation Agent and the result of such set-off shall be that the net obligor shall pay or deliver to the other party an amount of cash or assets, at the net obligor’s option, with a value (determined, in the case of a delivery of assets, by the Calculation Agent) equal to that of the net obligation. In determining the value of any obligation to release or deliver Shares or right to receive Shares, the value at any time of such obligation or right shall be determined by reference to the market value of the Shares at such time. If an obligation or right is unascertained at the time of any such set-off, the Calculation Agent may in good faith estimate the amount or value of such obligation or right, in which case set-off will be effected in respect of that estimate, and the relevant party shall account to the other party at the time such obligation or right is ascertained.

           Tax Representations:  None.

Agreements to Deliver Documents. For the purpose of Sections 4(a)(i) and (ii) of the Agreement, CSFB and Counterparty agrees to deliver the following documents, as applicable:

1.

Counterparty will deliver to the other party, upon execution of this Confirmation, evidence reasonably satisfactory to the other party as to the names, true signatures and authority of the officers or officials signing this Confirmation on its behalf.

2.

Counterparty will deliver to CSFB, upon execution of this Confirmation, certified resolutions evidencing necessary corporate authority and approvals with respect to the execution, delivery and performance by Counterparty of this Confirmation.

3.	Counterparty will deliver to CSFB, upon execution of this Confirmation, a certified copy of each of the current Certificate of Incorporation and By-laws of the Counterparty.

4.	CSFB will deliver to Counterparty, upon execution of the Confirmation, a duly executed copy of the Credit Support Document, the Guarantee.

5.

Each of CSFB and Counterparty will deliver to the other party, upon request, as soon as publicly available, a copy of the annual report for such party containing audited or certified financial statements for the most recently ended financial year.

Such documents, other than the Guarantee, shall be covered by the representation set forth in Section 3(d).

           Miscellaneous:

1.	Addresses for Notices. For the purpose of Section 12(a): Address for notices or communications to CSFB (other than by facsimile)(for all purposes):

Address:	Credit Suisse First Boston Capital LLC c/o Credit Suisse First Boston LLC 11 Madison Avenue New York, NY 10010 Attn: Senior Legal Officer Tel: (212) 538-4488 Fax: (212) 325-4585

With a copy to:

Credit Suisse First Boston LLC
1 Madison Avenue, 3rd Floor
New York, NY 10010

For payments and deliveries:
Attn: Ricardo Harewood
Tel: (212) 325-8678
Fax: (212) 325-8175

For all other communications:
Attn: Carlos Moscoso / Debra Tageldein
Tel: (212) 538-1872 / (212) 325-8685
Fax: (212) 538-8898

Designated responsible employee for the purposes of Section 12(a)(iii): Senior Legal Officer

Address for notices or communications to Counterparty:

Address:    Apria Healthcare Group Inc.
                   26220 Enterprise Court
                   Lake Forest, CA 92630
Attention:  Jim Baker
Telephone No.:  949-639-2080   Facsimile No.:  949-587-9363

2.

Waiver of Right to Trial by Jury. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Confirmation or any Credit Support Document. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Confirmation by, among other things, the mutual waivers and certifications in this Section.

3.

Service of Process. The parties irrevocably consent to service of process given in the manner provided for notices in Section 4(a). Nothing in this Agreement will affect the right of either party to serve process in any other manner permitted by law.

A-1

Please confirm that the foregoing correctly sets forth the terms of our agreement by signing and returning this Confirmation.

Yours faithfully, CREDIT SUISSE FIRST BOSTON CAPITAL LLC By:________________________________________ Name: Title:

Confirmed as of the date first written above:

APRIA HEALTHCARE GROUP INC.

By:________________________________
Name:
Title:

CREDIT SUISSE FIRST BOSTON LLC,
as Agent

By:________________________________
Name:
Title:

Our Reference Number: External ID: [    ] / Risk ID: [    ]